Exhibit 99.1

MRV Communications, Inc. Agrees to Sell Creative Electronic Systems SA Business Unit to Consortium of Private Equity Firms

CHATSWORTH, Calif., December 7, 2011 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced that it executed a definitive agreement with a consortium of European private equity firms led by Vinci Capital SA for their acquisition of Creative Electronic Systems SA (CES), a wholly owned subsidiary of MRV. Based in Geneva, Switzerland, CES is a designer and manufacturer of complex high-performance avionics, defense and communications boards, sub-systems and complete systems. Headwaters MB was the exclusive financial advisor to MRV for the transaction.

The transaction is valued at approximately $24.6 million (net of approximately $3.2 million of operating cash to be retained by CES), payable on closing, less certain deductions and escrows set forth in the purchase agreement. It is conditioned upon receiving MRV stockholder approval, completion of senior debt financing and certain due diligence items by the purchasers, and other customary closing conditions. Deductions of retention and other employee cash bonuses are approximately $0.6 million, and two escrows have been created to withhold approximately $4.1 million of the proceeds in connection with certain restricted cash amounts and for indemnification purposes. The closing is expected to occur by the end of January 2012.

Commenting on the transaction, MRV’s CFO and Interim CEO, Chris King stated, “This sale is reflective of our commitment to conduct divestitures when we can sell a business unit at a premium to the value we can realize through its ongoing operations. Further, if completed, the proceeds from this sale increase the cash available for return to our stockholders.”

MRV remains a leading provider of network infrastructure equipment and network management products, as well as network integration and managed services. These products and services include optical transport and WDM solutions, optical carrier Ethernet access, and infrastructure management and services for high-speed carrier and enterprise networks.

King concluded, “We believe that we achieved an attractive sale price for CES, and that CES will continue to grow under the stewardship of its new owners. On behalf of MRV, I would like to thank all of the employees who contributed to the growth of CES and I wish them future success.”

About MRV Communications, Inc.
MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services.  MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs.  Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world.  For more information about MRV, visit http://www.mrv.com.

Additional Information

In connection with the proposed transaction, MRV will file a proxy statement and other materials with the SEC in the near future.  THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION.  Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC’s free Internet site.

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information regarding the executive officers and directors of the Company will be included in the proxy statement to be filed with the SEC with respect to the January 2012 Annual Meeting of Stockholders of the Company.  More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Forward Looking Statements

This press release may contain forward-looking statements regarding future financial, operating and other results of MRV and other statements about management’s future expectations, beliefs, goals, plans or prospects that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that the proposed transaction will not close, including due to the failure of the proposed purchasers of CES to secure the requisite debt financing or of the Company stockholders to approve the transaction or of the proposed purchasers to complete their due diligence to their satisfaction, and including risks to the Company’s ability to return capital to its stockholders, including due to the occurrence of events or developments that require the Company to retain its capital or changes in the strategic direction of the Company as determined by its Board of Directors. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2010, and its quarterly report on Form 10-Q for the quarter ended September 30, 2011, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s website at http://www.mrv-corporate.com or from the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of the date of this press release unless otherwise stated. Except as required by law, MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com